Exhibit 10.1

                              EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this "Agreement"), dated as of July 25, 2005, and effective as of February 1, 2004 by and between Zone4Play (Israel) Ltd., an Israeli corporation (the "Company"), and Shimon Citron (the "Executive").

WHEREAS, in recognition of the Executive's experience and abilities, the Company desires to assure itself of the employment of the Executive in accordance with the terms and conditions provided herein; and

WHEREAS, the Executive wishes to perform services for the Company in accordance with the terms and conditions provided herein; and

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Executive, and the Executive hereby agrees to perform services for the Company, on the terms and conditions set forth herein.

2. Term. This Agreement is for the three-year period (the "Term") commencing on the date first written above, and terminating on the third anniversary of such date, or upon the Executive's earlier death or other termination of employment pursuant to Section 7 hereof; provided, however, that, the Term shall automatically be extended for one additional year beyond its otherwise expiration unless, not later than 90 days prior to any such anniversary, either party hereto shall have notified the other party hereto in writing that such extension shall not take effect.

3. Position. During the Term, the Executive shall serve as the President and Chief Executive Officer of the Company.

4. Duties and Reporting Relationship. During the Term, Executive shall, on a full time basis, use his skills and render services to the best of his abilities, subject to the conditions set forth in paragraph 14 of this Agreement. The Executive shall report directly to the Board of Directors of Zone4Play, Inc., a Nevada corporation and parent of the Company (the "U.S. Company"). So long as Executive shall remain an employee of the Company, Executive agrees to devote his best efforts and substantially all his working time, energy and skill to the performance of his duties hereunder. Notwithstanding the foregoing, Executive may engage in charitable and civic activities and may manage personal investments so long as they do not unreasonably interfere with the carrying out of his duties and responsibilities hereunder.

5. Place of Performance. The Executive shall perform his duties and conduct his business at the offices of the Company, located in Tel Aviv, Israel, except for required travel on the Company's business.

6. Compensation and Related Matters.

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     (a) The Company shall pay to the Executive an annual base salary (the "Base
Salary") which shall not exceed an average of one hundred eighty thousand dollars ($180,000.00) per year during the Term. Such salary to be paid in conformity with the Company's payroll policies relating to its senior executive officers, but in any event not less than monthly. The Executive's monthly salary shall be $ 8,000 unless increased as set forth below (the "Monthly Salary"):

     (i) In case that in a certain calendar quarter, the quarterly sales revenue of the U.S. Company and its subsidiaries, on a consolidated basis, exceeds $500,000 but is not more than $750,000, then the Monthly Salary as of the month of publishing the quarterly financial report for such quarter onwards shall be $ 10,000. In addition, the Company shall pay the Executive $ 2,000 for each month of employment as of the commencement of the Term and until the months of publishing the said financial reports.

     (ii) In case that in a certain quarter, the quarterly sales revenue of the U.S. Company and its subsidiaries, on a consolidated basis, exceeds $750,000, then the Monthly Salary as of the month of publishing the quarterly financial report for such quarter onwards shall be $ 15,000. In addition, the Company shall pay the Executive the balance between Executive's $15,000 and the Executive Monthly Salary as of the commencement of the Term and until the months of publishing the said financial reports.

     Notwithstanding the foregoing, the Executive shall have the option, until January 1, 2007, to invoice the Company on a monthly basis for an amount equal to the Monthly Salary, to be paid by the Company without withholding or deduction. The Base Salary may, from time to time, be increased by the Board of Directors of the U.S. Company; however, if the Executive's Base Salary is increased, it shall not thereafter be decreased during the Term.

     (b) Compensation During Disability. During any period that the Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, the Company shall pay to the Executive the difference between the Executive's regular wage and the benefits received from the Israel Social Security Institute as well as other applicable employee benefits provided to other senior executives of the Company, until his employment is terminated in accordance with applicable law. Upon such termination the Company shall pay the Executive (i) all unpaid amounts, if any, to which the Executive was entitled as of the Date of Termination under paragraph 6(a) hereof and (ii) all unpaid amounts to which the Executive was then entitled under the Benefit Plans, the Pension Plans and any other unpaid employee benefits, perquisites or other reimbursements (the amounts set forth in clauses (i) and (ii) above being hereinafter referred to as the "Accrued Obligation").

     (c) Manager's Insurance. The Company shall obtain for the benefit of the Executive a manager's insurance policy, a pension fund or a combination thereof (the "Manager's Insurance Policy"), as determined by the Executive, in the name of the Executive, and shall contribute to the Manager's Insurance Policy the following amounts: 8.33% of the Executive's Monthly Salary will be allocated to severance pay; 5% of the Executive's Monthly Salary shall be allocated to pension fund payments, provided that the Executive contributes an additional 5% of the Executive's Monthly Salary; and 2.5% of the Executive's Monthly Salary shall be allocated to disability pension payments.

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If the Executive chooses a combination of manager's insurance and pension fund, the contributions to the pension fund shall be as follows: 8.33% of the Monthly Salary allocated to severance pay; 6% of the Monthly Salary contribution to the providence fund by the Company; and 5.5% of the Monthly Salary contribution to the providence fund by the Executive.

Contribution of the Company to the Manager's Insurance Policy shall offset severance pay obligations.

Not later than seven days after each quarter, the Company will make the necessary contributions to the Manager's Insurance Policy for purposes of calculating the severance pay under law for the preceding quarter, as if the Executive's employment had been terminated at the end of such quarter.

Contributions to the Manager's Insurance Policy shall be made as specified in this Section 6(c) irrespective of whether such contributions are deductible by the Company as expenses, and the Company shall bear any tax imposed on such contributions.

The Company shall execute the customary appendix to the Manager's Insurance Policy pursuant to which the Executive shall be entitled to a transfer of ownership of such Manager's Insurance Policy for its full value or redemption of such Manager's Insurance Policy for its full value (including severance payments), after completion of payment of all premiums with respect to such Manager's Insurance Policy, at the time of any termination of the employment relationship between the Company and the Executive, other than termination by the Company for willful gross misconduct by the Executive.

     (d) Automobile. The Executive shall be entitled to repayment by the Company of expenses incurred by the Executive in connection with one automobile owned and operated by the Executive. Such expenses shall include, without limitation, the insurance (with coverage reasonably satisfactory to the Executive), gasoline, oil, tires, warranty and routine service and other maintenance and repairs for the automobile. Income tax imposed on the executive in connection with the use of the vehicle shall be borne by the Company. The Executive shall not be entitled to compensation for fines for traffic violations.

Upon termination of employment of the Executive by the Company or termination of employment by the Executive under circumstances entitling the Executive to severance payments, the Executive shall be entitled to continued use of the vehicle until the end of the Employment Period or the Notice Period, as applicable commencing employment with a new employer, but in any case not longer than six months after ceasing to perform services for the Company.

Except as otherwise provided under this Section 6(d), upon termination of employment by the Executive, the Executive shall be entitled to continued use of the vehicle for a period of sixty days after ceasing to perform services for the Company.

     (e) Laptop and Cellular Phone. The Company shall provide to the Executive a laptop computer, at the Company's sole cost and expense (including usage fees and Internet connection), and a cellular phone, as well as any additional income tax imposed on the Executive in connection with the provision of the laptop computer and cellular phone.

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     (h) Convalescence Payments. The Executive shall be entitled to annual payments for convalescence for a period of 15 business days per year.

     (i) Vacation. The Executive shall be entitled to 30 business days of paid vacation per year which shall include the convalescence period pursuant to
Section 7(h) above. Vacation days shall accrue and may be redeemed by the Executive at any time. In the case of redemption of vacation days, such redemption shall include any social benefits to which the Executive is entitled hereunder.

     (j) Out of pocket expenses. The Executive shall be entitled to reimbursement of expenses incurred in performing his duties hereunder, whether in Israel or abroad, upon presentation to the Company of itemized accounts or receipts. The Executive shall also be entitled to reimbursement for expenses for a home telephone line dedicated to affairs of the Company, subscription to a daily business newspaper and other expenses, in accordance with the policies of the Company for senior executives.

     (k) Sick Leave. The Executive shall be entitled to the number of sick days permitted by law. The Company shall pay the Executive his Full Salary with respect to sick days. The Executive shall be permitted to declare in writing that his absence was the consequence of sickness without corroborating documentation.

     (l) Insurance. The Company shall obtain on behalf of the Executive officers liability insurance and shall undertake to indemnify the Executive as permitted under applicable law.

     (m) Withholding. All of the amounts stated in this Agreement are gross amounts and the Company shall withhold the appropriate amounts for income tax purposes as required by law.

     (n) Additional Benefits. The Executive shall be entitled to receive an incentive bonus, options to purchase share of the U.S. Company and bonus in event of acquisition as set forth in Appendix A attached hereto.

7. Termination. The Executive's employment hereunder may be terminated without breach of this Agreement only under the following circumstances.

     (a) Death. The Executive's employment hereunder shall terminate upon his death.

     (b) Cause. The Company may terminate the Executive's employment hereunder for "Cause." For purposes of this Agreement, the Company shall have "Cause" to terminate the Executive's employment hereunder (i) upon the Executive's conviction for the commission of an act or acts constituting a felony under the laws of Israel or the United States or any state thereof, or (ii) upon the Executive's willful and continued failure to substantially perform his duties hereunder (other than any such resulting from the Executive's incapacity due to physical or mental illness), after written notice has been delivered to the Executive by the Company, which notice specifically identifies the manner in which the Executive has not substantially performed his duties, and the Executive's failure to substantially perform his duties is not cured within fifteen (15) business days after notice of such failure has been given to the Executive, or in the event that the alleged failure to substantially perform cannot be completely cured within fifteen (15) days, that the Executive has taken all actions that were reasonably available to him within that period. For purposes of this Section 7(b), no act, or failure to act, on the Executive's part shall be deemed "willful," unless done, or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

     (c) Termination by the Executive. The Executive may terminate his employment hereunder for "Good Reason." "Good Reason" for termination by the Executive of the Executive's employment shall mean the occurrence (without the Executive's express written consent) of any one of the following acts by the Company, or failure by the Company to act:

     (i) a material breach of this Agreement by the Company;

     (ii) any purported termination of the Executive's employment which is not effected pursuant to a Notice of Termination satisfying the requirement of paragraph (d) below; for purposes of this Agreement, no such purported termination shall be effective; or

     (iii) the Executive's job responsibilities are caused to be substantially diminished by the Company.

     (d) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive (other than termination under Section 7(a) hereof) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 16 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Further, a Notice of Termination for Cause issuing from the Company is required to include a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the U.S. Company at a meeting of such Board (after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel, to be heard before such Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof.

     (e) Date of Termination. "Date of Termination" shall mean, if the Executive's employment is terminated by his death, the date of his death. If the Executive's employment is terminated pursuant to paragraph (b)(i) above, the Date of Termination shall be the date of the Executive's conviction as described therein. If the Executive's employment is terminated pursuant to paragraph
(b)(ii) or (c) above, the Date of Termination shall be the date on which the fifteen (15) day period specified in the Notice of Termination, as required by paragraph (d) above, shall expire.

8. During the Term and thereafter, the parties agree that Executive will not, except as necessary within the scope of employment with the Company (a) use any Confidential Information, however acquired; (b) himself duplicate or replicate or cause or permit others to duplicate or replicate any document or other material in any medium embodying any Confidential Information except as necessary in connection with the Scope of this Employment; or (c) disclose or permit the disclosure of any Confidential Information to any person, without the prior written consent of Company.

     (a) "Confidential Information" means technical and business information about the Company, its parent, subsidiaries and affiliates, and their respective clients and customers that is not otherwise generally known or available to persons unaffiliated with the Company and is learned by Executive in the course of his employment with the Company (including, without limitation, all periods of employment with Company prior to the Effective Date) including, without limitation, any and all proprietary Inventions, customer and potential customer names, product plans and designs, licenses and other agreements, marketing and business plans, various other financial and businesses information of Company. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to Company, and that such information gives Company a competitive advantage.

9. Executive acknowledges that Company owns all right, title and interest in and to the Confidential Information. Executive acquires hereunder no right, title or interest in any Confidential Information.

10. Executive hereby represents and warrants that (i) Executive's performance of the terms of this Agreement and as an employee of the Company will not breach any confidentiality or other agreement which Executive entered into with former Companies, and (ii) Executive is not bound by any agreement either oral or written which conflicts with this Agreement.

11. Upon the termination or expiration of the Employment, Executive will return to Company all tangible materials and all copies thereof, in whatever media, then in Executive's possession or control, containing or employing any Confidential Information, together with a written certification with the foregoing.

12. Covenant Not to Compete. Executive hereby agrees that he shall not, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director or in any other individual or representative capacity, engage or participate, directly invest in any publicly traded company over the amount of five hundred thousand dollars ($500,000) or become employed by any business that is in competition in any manner whatsoever with the business of the Company in any of the United States or in Israel during the Term and for a period of one year immediately following the termination of his employment with Company, except upon express written consent of Company.

13. Executive agrees that, during the Term and for a period of two (2) years thereafter, Executive shall not, directly or indirectly:

     (a) influence or attempt to influence customers or suppliers of Company, or any of its parent, subsidiaries or affiliates, to divert their business to any competitor of Company, and

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     (b) solicit or recruit any employee of Company for the purpose of being employed by him or by a competitor of Company and that he will not convey any confidential information about other employees of Company to any other person.

14. Executive hereby agrees that, during the Term of employment and for one (1) year thereafter, Executive will not directly or indirectly disparage the Company or disseminate, or cause or permit to be negative regarding Company or any other employee, officer director or agent of Company. Notwithstanding the foregoing, Executive is not hereby barred or restricted from exercising any right of speech or expression protected by applicable law from restriction by Company.

15. Successors; Binding Agreement.

     (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he terminated his employment for Good Reason, except for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that executes and delivers the agreement provided for in this paragraph 15 or that otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

     (b) This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees. If the Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatees, or other designee or, if there be no such designee, to the Executive's estate (any of which is referred to herein as a "Beneficiary').

16. Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

     If to the Company:

Kiryat Atidim, Bldg 2, POBox 58070, Tel Aviv, Israel

     If to the Executive:

4 Ovadia St. Ramat Gan , Israel

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

17. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer of the Company as may be specifically designated by the Board of Directors of the U.S. Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of Israel without regard to its conflicts of law principles.

18. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

20. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all other prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereof; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

21. Remedies of the Company. Executive agrees that in the event of a breach by Executive of this Agreement, the Company shall be entitled, if it so elects, to institute and prosecute proceedings, at law or in equity, to obtain damages with respect to such breach or to seek the specific performance of this Agreement by Executive, or, to enjoin Executive form engaging in any activity in violation thereof.

22. Representations. Executive has been advised to obtain independent counsel to evaluate the terms, conditions and covenants herein set forth and he has been afforded ample opportunity to obtain such independent advice and evaluation. Executive warrants to the Company that he has relied upon such independent counsel and not upon any representation (legal or otherwise), statement or advice said or offered by the Company or the Company's counsel in connection herewith.

23. Executive's Status Under Agreement. The parties agree and acknowledge that the Executive shall at all times act in the capacity of an employee under this Agreement, and nothing in this Agreement shall be construed to create the relationship of an independent contractor, partner, joint venture, or any other relationship or status other than that of an employee.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

     Zone4Play (Israel) Ltd.

     By: /s/ Shlomo Rottman                 Date: July 25, 2005
     ----------------------
     Shlomo Rottman, Director

     By: /s/ Oded Zucker                    Date: July 25, 2005
     ----------------------
     Oded Zucker, Director

     EXECUTIVE


     /s/ Shimon Citron                      Date: July 25, 2005
     ----------------------
     Shimon Citron

                                   APPENDIX A


1. Bonuses.

In addition to the compensation set forth in Section 6 of the Agreement, the Executive shall be entitled to the following:

     (a) Incentive Bonus. The Executive shall be entitled to an annual cash performance bonus (the "Cash Bonus") based on the Annual Net Profits of Zone4Play, Inc., a Nevada corporation and parent of the Company (the "U.S. Company") and its subsidiaries, on a consolidated basis. Within sixty (60) days of the end of each calendar year during the Term (as defined in the Agreement), the Company will pay Executive a Cash Bonus in an amount equal to three percent (3%) of the Annual Net Profits of the U.S. Company and its subsidiaries, on a consolidated basis, in excess of $2 million for such year. For purposes hereof, the term "Annual Net Profits" shall mean, for a given year, the aggregate worldwide revenues of the U.S. Company and its subsidiaries, on a consolidated basis, calculated pre-tax, less expenses incurred or accrued in such year.

     (b) In addition, if, during the term of the Executive's employment hereunder, and only at the first time, the U.S. Company's Market Capitalization (as hereinafter defined) shall increase to an amount equal or greater than the amounts set forth below, the Executive shall be entitled to a grant of a one-time bonus option to purchase the cumulative amount of shares of the U.S. Company set forth below at a price equal to $0.55 per share.



MARKET CAPITALIZATION                   CUMULATIVE OPTION AMOUNT
---------------------                   ------------------------
$50,000,000 but less than $75,000,000   1% of outstanding capital stock at such
                                        date

$75,000,000 but less than $100,000,000  2% of outstanding capital stock at such date

Over $100,000,000                       3% of outstanding capital stock at such
                                        date

     (c) In addition, if during the Term, and only at the first time, the U.S. Company's Market Capitalization will be over $100,000,000, the Executive shall be entitled to a grant of a one-time bonus option to purchase another 2% of the outstanding capital stock of the U.S. Company at a price equal to $1.20 per share.

For purposes hereof, the term "Market Capitalization" shall mean the aggregate dollar value determined by multiplying the number of shares of the U.S. Company's capital stock then outstanding by the Fair Market Value (as hereinafter defined) of such shares on the date in question; provided, however, that if, on or prior to the Termination Date (as defined in the Agreement), the U.S. Company shall have been wholly or partially liquidated or acquired, in whole or in part, whether by merger, consolidation, sale of all or a substantial portion of its assets, sale of all or a substantial portion of its capital stock or otherwise, the Market Capitalization on the Termination Date shall be increased to include the aggregate value of all cash, notes, securities and other forms of consideration distributed to the stockholders of the Company upon such liquidation or by reason of such acquisition, as determined in good faith by the Board of Directors of the U.S. Company. As used in this Agreement, the term "Fair Market Value" shall mean the average of the highest and lowest sale prices of the U.S. Company's capital stock on the Bulletin Board on the date in question or, if no sales were effected on such day, on the immediately preceding trading day; provided, however, that if the U.S. Company's capital stock, or any class or series thereof, is not traded on the Bulletin Board at such time, the Fair Market Value thereof shall be determined in good faith by the Board of Directors of the U.S. Company. Any bonus granted to the Executive hereunder shall not be considered part of the Executive's salary for purposes of calculating the Executive's social and other benefits under the Agreement.

     (d) In addition, in the event an Acquisition (as defined below) of the U.S. Company is consummated for a Value (as defined below) equal to or exceeding $150 million, the Company shall pay the Executive a bonus consisting of cash equal to 5% of the Value. In the event an Acquisition of the U.S. Company is consummated for a Value equal to or exceeding $175 million, the Company shall pay the Executive a bonus consisting of cash equal to 10% of the acquisition value. An "Acquisition" shall mean any of various transactions involving a change of ownership of substantially all of the assets or shares of the U.S. Company. "Value" shall mean the aggregate purchase price or other consideration paid to the U.S. Company or its shareholders in any Acquisition including without limitation (i) the amount of any cash or cash equivalents, (ii) the fair market value of any stock or the stated principal amount of any securities issued in the Acquisition, (iii) the stated principal amount of any debt issued or assumed in connection with the Acquisition, and (iv) the fair market value of any other property exchanged in connection with the Acquisition. The fair market value shall be determined in good faith by the Board of Directors of the U.S. Company.